                                                                 HECO Exhibit 10
                                                                 ---------------


             SECOND AMENDED AND RESTATED POWER PURCHASE AGREEMENT
             ----------------------------------------------------

     This Second Amended and Restated Power Purchase Agreement ("the Contract") is made and entered into on October 4, 1999 by and between HILO COAST POWER COMPANY, a Division of Brewer Environmental Industries, LLC (hereinafter referred to as "HCPC") and HAWAII ELECTRIC LIGHT COMPANY, INC. (hereinafter referred to as "HELCO").

                         W I T N E S S E T H   T H A T:
                         - - - - - - - - - -   - - - -

     WHEREAS, HELCO is and has been an operating electric public utility on the Island of Hawaii in the State of Hawaii and is subject to the Hawaii Public Utilities Laws (Chapter 269 of the Hawaii Revised Statutes) and the rules and regulations of the Hawaii Public Utilities Commission (hereinafter referred to as the "PUC"); and

     WHEREAS, HELCO and Pepeekeo Sugar Company ("Pepeekeo") entered into that certain Purchase Power Agreement dated July 1, 1971 (hereinafter referred to as "the Initial Agreement"); and

     WHEREAS, Pepeekeo assigned all of its right, title and interest in and to the Initial Agreement to HCPC, subject to the terms, conditions and provisions thereof, pursuant to that certain Assignment of Power Purchase Agreement Contract made September 1, 1971 (hereinafter referred to as the "Assignment"); and

     WHEREAS, HELCO and HCPC agreed to amend and restate the Initial Agreement as heretofore amended and/or modified in its entirety as of May 31, 1988, for a term through December 31, 2002; and

     WHEREAS, HCPC currently provides electric power and energy to HELCO pursuant to an Amended and Restated Power Purchase Agreement entered into on March 24, 1995 and approved by the PUC in Decision and Order No. 14207, filed on September 6, 1995, in Docket No. 95-0075 (the "Prior Contract"); and

     WHEREAS, prior to July 9, 1997, the Prior Contract was between HELCO and Hilo Coast Processing Company, a Hawaii agricultural cooperative association. As of that date, the rights and obligations under the Prior Contract were assumed by HCPC and Hilo Coast Processing Company was dissolved. HCPC has the same management as the dissolved Hilo Coast Processing Company, but is now part of a larger organization, Brewer Environmental Industries, LLC, a subsidiary of
C. Brewer and Company, Limited; and

     WHEREAS, the term of the Prior Contract is due to expire on December 31, 1999; and

     WHEREAS, for a period beyond December 31, 1999 HELCO needs the 22 megawatts of capacity during its peak hours of operation in order to adequately meet its system load and reserve criteria; and

     WHEREAS, HCPC and HELCO have been negotiating over the terms of the continued supply of power and energy from HCPC beyond the term of the Prior Contract; and

     WHEREAS, in Order No. 17050, filed on June 24, 1999, in Docket No. 97-0102, the PUC ordered that HELCO and HCPC continue to negotiate, consistent with the conclusions in the Order; and

     WHEREAS, HELCO needs power and capacity from HCPC almost exclusively during its system peak hours but under the Prior Contract was obligated to purchase a minimum of four (4) megawatts of power at all times during 48 weeks of each year; and

     WHEREAS, HCPC is willing to extend the term of the agreement under which it will provide power and energy to HELCO at the price for capacity and energy currently in force under the Prior Contract and to remove the 4 mW minimum purchase obligation in consideration of other modifications to its obligations and rights; and

     WHEREAS, upon approval of this Contract by the PUC, all outstanding matters in Docket No. 97-0102 will be settled;

     NOW, THEREFORE, in consideration of the mutual promises and obligations set forth herein, the sufficiency of which is hereby mutually acknowledged, the parties hereto agree as follows:

     I.  Definitions.
         -----------

         A.  HELCO Dispatch. The term "HELCO dispatch" as used herein means
             --------------
HELCO's absolute and sole right, through supervisory equipment and otherwise, to control electrical energy generated by HCPC pursuant to this Contract up to such capacity as may be agreed from time to time. HELCO may purchase, install, and own Automatic Generator Control equipment at HCPC in order to allow HELCO to dispatch the megawatt level of electrical energy from HCPC as required to optimize economic and reliable operation of HELCO's electrical system. Var control will continue to be through HCPC's control operator. HCPC shall cooperate with HELCO in the installation of such equipment. Upon termination of the Contract, HELCO shall remove such equipment within thirty (30) days of the termination.

         B.  Contract Year. The term "contract year" means a year
             -------------
during the term hereof beginning at 0001 hours on January 1 and ending at 0001 hours on January 1 of the following year.

     C.  [deleted]

     D.  [deleted]

     E.  PUC. PUC means the Hawaii Public Utilities Commission.
         ---

     F.  PUC Approval. PUC Approval means the PUC order or orders described in
         ------------
Section XVIII.

     G.  Good Engineering and Operating Practices. The practices, methods and
         ----------------------------------------
acts engaged in or approved by a significant portion of the electric utility industry for similarly situated U.S. facilities that at a particular time, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, would be expected to accomplish the desired result in a manner consistent with law, regulation, reliability, safety, environmental protection, economy and expedition. With respect to the power plant, Good Engineering and Operating Practices include but are not limited to taking reasonable steps to ensure that:

         1. Adequate materials, resources and supplies, including fuel, are available to meet the power plant's needs under normal conditions and reasonably anticipated abnormal conditions.

         2. Sufficient operating personnel are available and are adequately experienced and trained to operate the power plant properly, efficiently and within manufacturer's guidelines and specifications and are capable of responding to emergency conditions.

         3. Preventive, routine and non-routine maintenance and repairs are performed on a basis that ensures reliable long-term and safe operation, and are performed by knowledgeable, trained and experienced personnel utilizing proper equipment, tools, and procedures.

         4. Appropriate monitoring and testing is done to ensure equipment is functioning as designed and to provide assurance that equipment will function properly under both normal and emergency conditions.

         5. Equipment is operated in a safe manner and in a manner safe to workers, the general public and the environment and with regard to defined limitations such as steam pressure, temperature, and moisture content, chemical content and quality of make-up water, operating voltage, current, frequency, rotational speed, polarity, synchronization, control system limits, etc.

     H.  Ramp-up Period.  The Ramp-up Period is a reasonable period
         ---------------
beginning at the time the HCPC unit is initially synchronized to the HELCO system and ending at the time it reaches its minimum dispatch capability of 18 MW (but not earlier than the beginning of the related On-peak Period).

     II.  HCPC's Obligation to Supply Capacity.
          ------------------------------------

          A.  Capacity Guarantee. HCPC shall furnish HELCO 22,000 kw of capacity
              ------------------
and 13,600 kvar of reactive under HELCO dispatch during the entire term hereof except for the "annual overhaul period" set forth in Section II.B. below. The reactive shall be in proportion to power in the range of 0.85 lagging to 1.0 unity power factor and shall be dispatched by HELCO so that HCPC keeps its turbine generator output, at HELCO's direction, within the limits of plus or minus 5% of 13.8 kv.

          B.  Plant Shutdown Period. HCPC shall have the right to shut its
              ---------------------
turbine generator down and shall have no obligation to furnish HELCO the capacity described in II.A hereof during four consecutive weeks each contract year (the "annual overhaul period"). HCPC's annual overhaul period for the year 2000 shall be taken in the first quarter of 2000 as mutually agreeable to HCPC and HELCO. HCPC's annual overhaul period for subsequent years shall be scheduled for September each year, provided, however, that HELCO may request such annual overhaul period to be moved up earlier in the year, in which case HCPC shall make all reasonable efforts to comply with such request. In the event HELCO gives HCPC notice of termination under Section XIV hereof prior to HCPC taking its annual overhaul period for the year of termination, HCPC shall be permitted to either take its annual overhaul period in December of the year of termination or request that its annual overhaul period for the year of termination be rescheduled, which request shall not be unreasonably denied by HELCO.

         C.  Capacity Charge. As compensation for maintaining the 22,000 kw of
             ---------------
capacity under HELCO dispatch during the time periods as described herein, HELCO will pay HCPC a capacity charge, payable in twelve equal monthly installments within ten (10) days after the last day of each calendar month, equal to $5,082,000 ($231/kw-yr) per contract year. HELCO shall not be obligated to pay any additional capacity charge for any additional capacity supplied by HCPC, either at HELCO's request or at HCPC's request. A failure by HCPC to provide the required capacity to HELCO shall result in the reduction in the capacity charge due to HCPC from HELCO in accordance with Section IX.B.1. of this Contract. HELCO shall not have any obligation to pay capacity charges to HCPC
(i) for periods in excess of 24 consecutive hours in which HCPC is unable to fulfill its obligations under Section II.A. of this Contract without fault as set forth in Section VIII, or (ii) for periods in which HCPC does not fulfill its obligations under Section II.A. of this Contract due to HCPC's "total default", as such term is defined in Section XV.B. of this Contract.

     D.  Conditions Related to Capacity Guarantee.
         ----------------------------------------

         1. The capacity obligation amounts in Section II.A. are based on the assumption that such amounts are permissible under HCPC's applicable permits and any conditions thereunder. Upon HELCO's request, HCPC shall provide verification of such assumption. Should the assumption be incorrect, HELCO reserves the right to require that HCPC use its best effort to cure any discrepancies in a timely manner and/or to adjust such capacity obligation, and the corresponding capacity charge, in order to comply with such permits and conditions.

         2.  [deleted]

         3.  [deleted]

     III.  Sale and Purchase of Energy.
           ---------------------------

           A.  Purchase of Energy

               1.  Priority Periods

                   (a) "On-peak Period" is defined as the 14 consecutive hours falling within a 16-hour window (0600-2200 hours) during which HCPC is scheduled to be dispatched under this Contract.

                   (b) "Priority Period" is defined as a 70 hour period within a calendar week, consisting of 5 On-peak Periods during 5 consecutive days (usually Monday through Friday, subject to change and adjusted for partial calendar weeks at the beginning or end of this Contract), as determined by HELCO pursuant to subsection (d) herein.

                   (c) During a Priority Period, HELCO may dispatch HCPC up to 22,000 kW, provided however, that HELCO shall use its reasonable best efforts, taking into account Good Engineering and Operating Practices with respect to operation and maintenance of HELCO's utility system, to dispatch HCPC at a minimum average load level of 18,000 kW. During each contract year, HELCO's "Minimum Purchase Obligation" shall be 60,480,000 kWh (18,000 kW x 5 days x 14 hours x 48 weeks) during the Priority Periods. The Minimum Purchase Obligation shall be reduced by the kilowatthours not made available by HCPC during the Priority Periods, and as otherwise limited by transmission system constraints. Consideration of HELCO's utility system operation and maintenance shall include, but not be limited to, transmission system issues such as planned and unplanned line outages, ampacity limitations, and voltage constraints.

                   (d) As to any calendar week, HELCO shall provide HCPC with advance notice of the days and hours that will constitute the Priority Period for that week. Advance notice will be provided before the first working day of the prior calendar week. In the event such advance notice is not received by HCPC at least eight (8) days prior to the start of the Priority Period, HELCO shall reimburse HCPC for any actual, documented incremental costs incurred by HCPC to the extent directly attributable to the timing of the notice.

                   (e) If, due to HELCO's scheduling of the Priority Periods, HCPC incurs incremental labor costs (including incremental labor benefit costs) for its necessary operations personnel which are mandated by its applicable collective bargaining agreement or applicable laws, HELCO shall reimburse HCPC for such actual, documented incremental labor costs.

                   (f) HCPC shall have available for dispatch at least 18,000 kW at the start of each fourteen (14) hour On-peak Period. HELCO's purchases of energy during the Ramp-up Period prior to the start of the fourteen (14) hour On-peak Period shall not be counted as part of HELCO's Minimum Purchase Obligation.

         2.  Emergency Periods

             (a) All periods of delivery of energy outside of the Priority Periods, except for any Ramp-up Periods, shall be considered "Emergency Periods." HELCO shall use its reasonable best efforts to notify HCPC of the need for emergency energy, and HCPC shall use its reasonable best efforts to provide HELCO with emergency energy at the time it is required.

             (b) During any Emergency Period, HELCO may dispatch HCPC up to 22,000 kW, provided however, that HELCO shall use its reasonable best efforts, taking into account Good Engineering and Operating Practices with respect to operation and maintenance of HELCO's utility system, to dispatch HCPC at a minimum average load level of 18,000 kW. Consideration of HELCO's utility system operation and maintenance shall include but not be limited to transmission system issues such as planned and unplanned line outages, ampacity limitations, and voltage constraints.

             (c) If the Emergency Period has a gap in time prior to or following an On-peak Period, HELCO shall reimburse HCPC for additional diesel fuel costs, if any, to restart its generating unit.

             (d) If an Emergency Period occurs during the two (2) days of the calendar week which are not included in a Priority Period, HELCO shall use its reasonable best efforts to dispatch HCPC for at least eight (8) consecutive hours.

             (e) HELCO shall reimburse HCPC for its actual, documented labor costs (including incremental labor benefit costs) for its necessary operations personnel during any Emergency Period, in the amounts mandated by its applicable collective bargaining agreement. HELCO will not be required to pay HCPC's labor and incremental labor benefits costs for the first two (2) hours in each of the first two (2) instances of provision of emergency power per contract year.

     3.  Incremental Costs.

     In the event HELCO is obligated to reimburse HCPC for certain incremental costs pursuant to Section III.A.1(d) or (e) or Section III.A.2(e), HELCO shall have the right to verify such incremental costs by obtaining from HCPC, subject to appropriate confidentiality arrangements, the relevant provisions of HCPC's applicable collective bargaining agreement.

         B.  Determination of Energy Rates.
             -----------------------------

             1. The rate for energy shall consist of on-peak and off-peak rates equal to:

                 (a) the base on-peak and off-peak rates specified in Section III.B.4 of this Contract (the "base rates") plus two-thirds of the difference between the base on-peak or off-peak rates and 100% of HELCO's on-peak and off-peak avoided cost, respectively, if HELCO's on-peak or off-peak avoided cost is greater than the respective base on-peak or off-peak rate, or

                 (b) the base on-peak or off-peak rates, if such base rates are greater than HELCO's respective on-peak or off-peak avoided cost at the time the energy is delivered.

                     The calculation of the on-peak energy payment rate is illustrated in Exhibit B to this Contract.

          2. For the purpose of determining the on-peak and off-peak energy payment rates, HELCO's on-peak hours shall be those between the hours of 0700 hours and 2100 hours each day and the off-peak hours shall be those between the hours of 2100 hours on one day and 0700 hours on the following day.

          3. "HELCO's avoided cost" means HELCO's respective on-peak and off-peak avoided costs for energy in cents per kilowatt hour as shown by HELCO's most recent avoided cost filing with the PUC.

          4. The base on-peak and off-peak rates shall be HELCO's avoided cost for the first quarter of 1995, specifically, $0.0541/kwh on-peak and $0.0451/kwh off-peak.
          5.  (deleted]

               6.  [deleted]

          C.  Application of Rates.
              --------------------

               1. The on-peak rate shall apply to all energy provided by HCPC during the Priority Periods.

               2. The on-peak rate shall apply to all energy provided by HCPC during Emergency Periods.

               3. The off-peak rate shall apply to all energy provided by HCPC during other than the Priority Periods and Emergency Periods.

          D.  Payments. Charges for all energy delivered hereunder shall be
              --------
payable monthly within ten (10) days after the last day of each calendar month.

     IV. [deleted]

     V.  69 kv Substation and Transmission Line.
         --------------------------------------

         A.  Existing Facilities.
             -------------------

          Pursuant to the Initial Agreement, HELCO constructed and equipped a 69/13.8 kv substation, transmission line and other necessary apparatus for the purpose of making HCPC capacity available to the HELCO system. With regard thereto, HELCO charged HCPC $77,238 annually for a 20-year period, paid in equal monthly installments from September 15, 1974 to September 14, 1994.

               The interconnection facilities include the following:

               1. 69 kv and 13.8 kv equipment at the HELCO Pepeekeo Switching Station;

               2.  Two 13.8 kv overhead polelines;

               3.  Two 13.8 kv underground circuits;

               4. 13.8 kv breakers and switchgear equipment at the HCPC power plant;

               5. 13.8 kv revenue meters and metering support facilities at the HCPC power plant; and

               6. Communication and current transformer circuit between the Pepeekeo Switching Station and the HCPC power plant.

          The point of interconnection is the jumper cables between the HELCO
13.8 kv overhead lines and HCPC's 13.8 kv underground conductors. HELCO will continue to own, operate and maintain at its expense items #1, #2, and the revenue meters in item #5. HCPC will continue to own, operate and maintain at its expense items #3, #4, the metering support facilities in item #5, and #6.

          B.  [deleted]

     VI.  Metering.
          --------

          All electric energy to be delivered hereunder shall be what is commonly called 3-phase 60 hertz alternating current and shall be delivered and metered at an electromotive force of 13.8 kv, a plus or minus 5% variation being allowable, at HCPC's 13.8 kv bus. All revenue-metering equipment shall be owned and operated by HELCO in a metering compartment provided by HCPC and meeting all PUC standards at the 13.8 kv bus. Metering shall be accomplished by an individual system measuring energy from HCPC. HELCO shall, at least once each contract year during the term hereof, test and adjust, in the presence of HCPC's representative, all revenue-metering equipment in conformity with the current standards followed by HELCO pursuant to the latest

PUC order or rule relating to the testing and adjustment of revenue-metering equipment. If said equipment is found inaccurate by more than 2%, then adjustment in the billings for such inaccuracy shall be made within 30 days by one party to the other as the case may be. Any inaccuracy so discovered shall be conclusively presumed to have existed for half the period between the last inspection and the inspection in which the inaccuracy was discovered.

     VII.  Purchase of Power by HCPC.
           -------------------------

          Sales of electrical energy to HCPC by HELCO shall be governed by applicable rate schedules and rules and regulations at the time of such sales as specified in HELCO's tariff filed with the PUC, and not by this Contract.

     VIII.  Interruption of Service.
            -----------------------

          If HCPC shall be wholly or partially prevented from delivering the electrical energy contracted for herein, or if the service thereof shall be interrupted, or if HELCO shall be prevented from receiving, using and applying the same, by reason of or through strikes, riot, fire, flood, invasion, insurrection, lava flow or volcanic activity, tidal wave, civil commotion, accident, the order of any court or civil authority, any act of God or the public enemy, or any other similar or dissimilar cause reasonably beyond its exclusive control and not attributable to its neglect, then and in any such event, HCPC shall not be obligated to deliver said electrical energy hereunder during such period and shall not be liable for any damage or loss resulting from such interruption or suspension, and HELCO shall not be obligated or liable to take or pay for any such energy during such period. In the event of a strike of its own employees which would interfere with the delivery of energy hereunder, HCPC will utilize its best efforts to operate the HCPC power plant facilities, including the use of supervisory labor. In any case, however, so long as HCPC is able to fulfill its obligations under this Contract, HELCO will continue to pay the capacity charge set forth in
Section II.C. hereinabove. In the event HELCO is able to fulfill its obligations under this Contract but HCPC is unable to do so, HCPC shall continue to pay the charge set forth in Section V hereinabove. In the event of either party being unable to fulfill its obligations under this Contract without fault as aforesaid, for periods not in excess of 24 consecutive hours, then, and in such case, there will be no adjustment of the charge set forth in Section V or the capacity charge. In any of such event or events, the party or parties suffering such interruption or suspension shall be prompt and diligent in removing the cause thereof. In order to minimize the possibility of interruption, HCPC agrees to keep reasonable fuel reserves and a reasonable inventory of spare parts on hand at all times.

     IX.  Performance Standards and Sanctions.
          -----------------------------------

          A.  Minimum Performance Standards.
              -----------------------------

              1. HCPC acknowledges and agrees that the HCPC unit is expected to meet the following minimum standards for satisfactory day-to-day performance during each contract year:(i) a "Priority Period Availability" (as defined in subsection IX.A.2, and excluding the four-week annual maintenance period and other downtime due to a catastrophic equipment failure) of 95 percent or better;
(ii) not more
than 6 unit trips per year; and (iii) a forced outage rate of 5 percent or less.

              2. The "Priority Period Availability" of the HCPC unit (in percent) is to be computed by adding the average megawatts available from the HCPC unit during each Priority Period hour during the contract year, multiplying the total by 100, and dividing by 73,920 (22 MW x 14 hr/day x 5 days/wk x 48 weeks).

              3. "Catastrophic equipment failure" means a sudden, unexpected failure of a major piece of equipment which (i) substantially reduces or eliminates the capability of the HCPC Unit to produce power, (ii) is beyond the reasonable control of HCPC and could not have been prevented by the exercise of due diligence by HCPC and, (iii) despite the exercise of all reasonable efforts, requires more than 60 days to repair.

              4. "Unit trip" means the sudden and immediate removal of the HCPC unit from service as a result of an immediate mechanical/electrical/hydraulic control system trip or operator initiated trip/shutdown which requires HELCO to take immediate steps to place an unscheduled generator on line to make up for the loss of output of the HCPC unit; provided, however, that a unit trip shall not include: (i) any such removal which occurs within 48 hours of the time at which the HCPC unit is restarted following an outage; (ii) trips caused or initiated by HELCO; or (iii) trips occurring during periods when HCPC has continued to furnish capacity to HELCO at the request of HELCO's Production Manager or his designated representative after HCPC has notified HELCO that the HCPC unit is likely to trip.

              5. The forced outage rate of the HCPC unit during a contract year is to be computed by totaling the average megawatts unavailable for service due to forced outages or deratings on an hourly basis, multiplying the total by 100, and dividing by 192,720.

     B.   Sanctions.
          ---------

          1. The capacity charge is to be made on the basis of the full Priority Period Availability of 22,000 kw. For any full Priority Period hour in which the full 22,000 kw is not available, the capacity charge will be reduced by $0.0609/kW.

          2. For each contract year in which the Priority Period Availability of the HCPC unit is less than 95 percent, HCPC will pay to HELCO $5000 for each full percentage point of the shortfall unless the shortfall is due to a catastrophic equipment failure.

          3. For each unit trip in excess of 6 per contract year, HCPC shall pay $5000 to HELCO.

          4. HELCO shall have the right to set off any payment due from HCPC under this Section against any payments due to HCPC.

     C.   Deletion of Capacity Charge.
          ---------------------------

          1. If the performance of the HCPC unit fails to meet any of the following minimum criteria for any reason other than a catastrophic equipment failure, the capacity charge shall be deleted until, with respect to criterion
(v) or (vi), HCPC demonstrates to HELCO's reasonable satisfaction that it has cured the defect or deficiencies causing the unit trips, and until, with respect to criterion (i), (ii) or (iii), HCPC operates the unit at or above the minimum criterion or criteria for one full year:

              (i) Priority Period Availability of no less than 75 percent for any one contract year;

              (ii) Priority Period Availability of no less than 80 percent for two out of any three consecutive contract years;

              (iii) Forced outage rate no greater than 15 percent for any one contract year;

               (iv) Forced outage rate no greater than 10 percent for two out of any three consecutive contract years;

               (v) Unit trips no greater than 18 for any one contract year; or

               (vi) Unit trips no greater than 12 for any two out of three consecutive contract years.

          2. Any period during which the HCPC unit does not meet or exceed the minimum criteria set forth in Section IX.C.l. shall be termed a "deficiency period."

          3. Notwithstanding the provisions of Section IX.C.l.(v) and (vi), the capacity charge shall not be deleted solely on the basis of excessive unit trips during such period following a deficiency period (not to exceed five (5) days) as HCPC is taking appropriate and timely corrective action acceptable to HELCO to cure any defects or deficiencies causing the unit trips. HCPC shall not be deemed to be taking appropriate and timely corrective action unless (i) it provides written notice to HELCO of the defects or deficiencies causing the unit trips, the corrective action it proposes to take, and an appropriate schedule for completing such corrective action within two (2) days after the end of a deficiency period, and (ii) it complies with such schedule. Such written notice shall not be valid unless it is provided within seven (7) days after the end of a deficiency period.

     X.   Privity.
          -------

          Any other term, covenant or provision herein contained to the contrary notwithstanding, this Contract is not intended and shall not be construed in any manner so as to benefit any third party; nor is it intended nor shall it be construed in a manner such as to place HCPC in privity with any parties who might have a contract to purchase electric energy from HELCO; nor is it intended nor shall it be construed in any manner so as to impose a duty upon HCPC to supply electric energy to the public or any portion of the public or to any private person or parties not a party to this Contract, or to supply electric energy to any particular locality or district in the County of Hawaii.

     XI.  Assignment.
          ----------

          This Contract shall not be assigned by either party without the prior written consent of the other party; provided that HELCO may assign its interest in this Contract, upon written notice to HCPC, to the Trustee under HELCO's First Mortgage and Deed of Trust dated May 1, 1941, as it has been and may be amended from time to time; which consent shall not be unreasonably withheld.

     XII. Arbitration.
          -----------

          A.  Enforcement of Contract. In the event any controversy or dispute
              -----------------------
arises with respect to this Contract or any of the terms or conditions hereof other than any dispute arising under Section XV, or with respect to any alleged breach hereof, such controversy or dispute, and all issues with respect to any obligation or duty to continue performance under this Contract pending resolution of such controversy or dispute, shall be submitted to and settled by arbitration in accordance with the laws of the State of Hawaii (which are currently codified in Chapter 658 of the Hawaii Revised Statutes) and the Commercial Rules of the American Arbitration Association and the parties shall be bound by the award of such arbitration.

          B.  Attorneys' Fees. In the event of any breach of any covenant or
              ---------------
condition of this Contract, or any dispute or controversy with respect hereto, the prevailing party shall be entitled to recover from the other party all expenses and costs, including reasonable attorneys' fees, incurred in the enforcement of this Contract.

    XIII. Training Standards.
          ------------------

          All HCPC employees operating and maintaining the steam generator and all HCPC employees maintaining the turbine generator shall have received training in accordance with good engineering and operating standards and practices. HCPC's operation and maintenance schedules shall be established to provide adequate staffing by qualified personnel at all times.

    XIV.  Term.
          ----

          A. The term of this Contract shall be from January 1, 2000 to and including December 31, 2004, and thereafter shall continue for one-year periods unless either party gives written notice of termination by May 30 of the year of termination.

          B.  HELCO Right to Early Termination:  HELCO may choose to terminate
              --------------------------------
this Contract as of January 1, 2002, 2003 or 2004 by giving HCPC written notice of such termination no later than May 30 of the previous year. In the event of such termination, HELCO shall pay to HCPC an early termination payment in accordance with the following schedule:

              Termination as of January 1     Early Termination Payment
              ---------------------------     -------------------------
              2002                            $1,500,000
              2003                            $1,000,000
              2004                            $  500,000
              2005 and later                  $        0


              HELCO shall pay HCPC the Early Termination Payment amount no later than thirty (30) days after the date HCPC ceases deliveries of capacity and energy to HELCO.

          C. If HCPC has not already taken its four-week overhaul period that year, HCPC's obligation to provide capacity and energy to HELCO shall cease as of midnight, November 30 of the year of termination without any decrease in the capacity charge payable under Section II.C herein.

     XV.  Termination; Default.
          --------------------
          A.  Termination upon HCPC's Total Default.
              -------------------------------------
              1. Upon the occurrence of a total default by HCPC, HELCO may, at its option, (i) terminate this Contract by delivering written notice of such termination to HCPC, and institute proceedings or resort to such other remedies not in conflict with this Contract as it deems appropriate, or (ii) continue this Contract, in which event HCPC shall pay HELCO's power replacement cost, and institute proceedings or resort to such other remedies not in conflict with this Contract as it deems appropriate. Termination under this Section shall be effective 30 days from the date of HCPC's receipt of written notice of termination and shall not prejudice any other rights or remedies HELCO may have.

              2. "Total default" means abandonment of the production of power by failure to maintain continuous service to the extent required by this Contract, when HCPC has the technical capability to maintain such service (including the ability to operate HCPC's unit in a safe manner in accordance with good engineering and operating practices), for three (3) or more consecutive days, the last 24 hours of which shall be after notice to HCPC that it is in total default.

              3. "HELCO's power replacement cost" means the cost to HELCO of replacing the capacity and energy that HCPC is obligated to furnish to HELCO pursuant to Sections II.A. and III.A.l. and 2. less the net payments HELCO would have made to HCPC for such capacity and energy.

          B.  HCPC's Failure to Restore Unit. If HCPC shall fail to make all
              ------------------------------
reasonable efforts to restore the HCPC unit to full or substantially full operating condition following any casualty loss and such failure continues for ten (10) days after written demand therefor by HELCO, HELCO shall have the option to terminate this Contract by giving written notice of such termination to HCPC. Such termination shall be effective 30 days from the date of HCPC's receipt of written notice of termination and shall not prejudice any other rights or remedies HELCO may have.

          C.  HELCO's Right to Possession. In the event there is a total default
              ---------------------------
by HCPC as defined under Section XV, HELCO shall have the right but not any obligation immediately to take possession of the HCPC Power Plant for the remaining term of the Contract and to generate power regardless of whether or not it exercises its default purchase option under Section XVI.A. If at the time of such total default HCPC is under the jurisdiction of the Bankruptcy Court, to the extent any automatic stay may apply, the parties agree that HELCO has cause, within the meaning given that term in Section 362(d) (1) of the Bankruptcy Code, 11 U.S.C. (S) 362(d) (1), to obtain relief from any automatic stay to permit it to exercise its rights under this Section. If HELCO takes possession of the HCPC Power Plant, it must preserve the value and operational integrity of the plant so that the fair market value (less depreciation) of the plant is not negatively impacted. During and as a result of any such possession by HELCO, the risk of damage to or loss of the HCPC Power Plant shall be borne by HELCO to the extent such damage or loss is attributable to HELCO's failure to operate the power plant in accordance with (i) Good Engineering and Operating Practices and (ii) electric public utility standards. In the event HELCO takes possession of the HCPC Power Plant, HCPC shall make available to HELCO all operating manuals and equivalent information relating to the operation of the power plant.

     XVI. HELCO's Purchase Options.
          ------------------------

      A.  Default Purchase Option.
          -----------------------

          1. In addition to any other rights or remedies HELCO may have, if a total default by HCPC occurs and HELCO gives notice of termination of this Contract to HCPC pursuant to Section XV.A., HELCO, at its option, shall have the right but not any obligation, to purchase the HCPC Power Plant, as defined and identified on Exhibit "A" to this Contract, free and clear of any liens, debts, mortgages or other encumbrances (which right shall be termed HELCO's "default purchase option").

          2. In order to preserve its default purchase option, HELCO shall provide written notice of its preliminary intent to exercise such option to purchase to HCPC within 30 days after HELCO gives notice of termination of this Contract to HCPC as a result of HCPC's total default.

          3. Notice of intent to purchase hereunder by HELCO shall be in writing, and shall be given to HCPC within 15 days after agreement between the parties as to the fair market value of the HCPC Power Plant, or after a determination of such fair market value, with the closing of any such purchase contingent upon PUC approval unless waived by HELCO.

          4. The purchase price pursuant to HELCO's default purchase option shall be the fair market value of the HCPC Power Plant.

          5. If HELCO gives written notice of its preliminary intent to exercise its default purchase option after a total default by HCPC occurs, HELCO shall have the right but not any obligation to immediately take possession of the HCPC Power Plant during any remaining term of this Contract and to generate electrical energy for its electric public utility system. If HELCO takes possession of the HCPC Power Plant, it must preserve the value and operational integrity of the plant so that the fair market value (less depreciation) of the plant is not negatively impacted. During and as a result of any such possession by HELCO, the risk of damage to or loss of the HCPC Power Plant shall be borne by HELCO to the extent such damage or loss is attributable to HELCO's failure to operate the power plant in accordance with (i) Good Engineering and Operating Practices and (ii) electric public utility standards. In the event HELCO takes possession of the HCPC Power Plant, HCPC shall make available to HELCO all operating manuals and equivalent information relating to the operation of the power plant.

          B.  [deleted]

          C.  [deleted]

          D.  Protection of Option to Purchase. HCPC will not directly or
              --------------------------------
indirectly create, or permit to be created by any action or inaction of HCPC or those claiming through or under HCPC (and will not permit to remain, and will promptly discharge, any of the same so created or permitted) any mortgage, lien or encumbrance with respect to the HCPC Power Plant (other than those existing and disclosed in writing to HELCO by HCPC as of the date of this Contract) that would impair the exercise by HELCO of its option to purchase pursuant to Section XVI.A. of this Contract, without HELCO's prior written consent, which consent shall not be unreasonably withheld.

     XVII.  [deleted]

     XVIII. PUC Approval.
            ------------

            HELCO shall use its good faith efforts to obtain, as soon as practicable, an order from the PUC ordering that: (i) the Contract is approved;
(ii) the energy and capacity charges to be paid by HELCO pursuant to the Contract are reasonable; (iii) HELCO may pass on to its ratepayers, through its energy cost adjustment clause ("ECAC"), the energy payments it will be required to make to HCPC under the Contract, to the extent that such payments are not recovered in HELCO's base rates; (iv) the terms and conditions of the Contract are reasonable; and (v) HELCO may include the energy and capacity payments in its calculation of revenue requirements in future HELCO rate cases.

            If the PUC order, or an acceptable PUC interim order, is not issued by November 30, 1999 (unless extended by written, signed agreement of the parties), this Contract shall be null and void. If an order is issued on or before November 30, 1999 (unless extended by written, signed agreement of the parties) but is unacceptable, then the party to whom the order is unacceptable shall provide written notice (faxed or hand-delivered to the other party) of the unacceptable terms or conditions by December 15, 1999, in which event the Contract shall be null and void.

            An acceptable PUC interim order is an order issued by November 30, 1999 that (i) approves (a) the Contract, on an interim basis pending issuance of the PUC's final order, and (b) inclusion in

HELCO's ECAC of the energy payments it is required to make to HCPC under the Contract, to the extent that such payments are not recovered in HELCO's base rates, for an interim period extending up to 90 days after the issuance date of the PUC's final order, and (ii) does not contain terms and conditions that are unacceptable to either party.

          If the final PUC order (i) does not approve the contract, or (ii) contains terms and conditions that are unacceptable to either party, or (iii) conditions approval of the Contract on modifications to the Contract that would have a material adverse impact on a party, or (iv) fails to make any of the findings requested above, or (v) is not issued by March 31, 2000 (unless extended by written, signed agreement of the parties), then either party [provided such party is adversely affected in the case of condition (ii) or
(iii)] may terminate the Contract, by written notice faxed or hand-delivered to the other party within 30 days of the filing date of the final PUC order, in which event the Contract shall terminate as of 90 days after the issuance date of the final PUC order.

     XIX. General Provisions.
          ------------------
          A.  Severability. Any portion or provision of this Contract which is
              ------------
invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions or provisions hereof in such jurisdiction or, to the extent permitted by law, rendering that or any other portion or provision thereof invalid, illegal or unenforceable in any other jurisdiction.

          B.  Section Headings. The Section headings included in this Contract
              ----------------
are for the convenience of the parties only and shall not affect the construction or interpretation of this Contract. Schedules and Exhibits referred to in this Contract are an integral part of this Contract.

          C.  Notices. All notices given pursuant to this Contract shall be in
              -------
writing and be personally delivered or mailed with postage prepaid, by registered or certified mail, return receipt requested to the address set forth below or such other address as a party may from time to time specify in writing to the other party. If so mailed and also sent by telegram or facsimile machine, the notice will conclusively be deemed to have been received on the business day next occurring 24 hours after the latest to occur of such mailing and telegraphic communication; otherwise, no notice shall be deemed given until it actually arrives at the address in question. The addresses to which notice are initially to be sent are as follows:

          If to HELCO to:

          President
          Hawaii Electric Light Company, Inc.
          P.O. Box 1027
          Hilo, Hawaii 96721
          Telecopier No.:  (808) 969-0100

          With a copy to:

          Director, Power Purchase Division
          Hawaiian Electric Company, Inc.
          P.O. Box 2750
          Honolulu, Hawaii 96840
          Telecopier No.:  (808) 543-4377

          If to HCPC to:

          President
          Hilo Coast Power Company,
          a Division of Brewer Environmental Industries,LLC
          P.O. Box 4190
          Hilo, Hawaii 96720
          Telecopier No.:  (808) 933-7772

          With a copy to:

          President
          C. Brewer and Company, Limited
          P.O. Box 1826
          Papaikou, Hawaii 96781
          Telecopier No.:  (808) 969-8151

          D.  Entire Agreement. This Contract (including Exhibits "A" and "B"
              ----------------
hereto) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.

          E.  Governing Law. This Contract is governed by and is to be construed
              -------------
and interpreted in accordance with the laws of the State of Hawaii, without giving effect to the conflict of law principles thereof.

          F.  Modifications, Amendments or Waivers. Except as otherwise provided
              ------------------------------------
herein, provisions of this Contract may be modified, amended or waived only by a written document specifically identifying this Contract and signed by a duly authorized executive officer of a party.

          G.  Interpretation. Because the terms of this Contract have been
              --------------
negotiated at arm's length among sophisticated parties represented by experienced counsel and with all parties having had the opportunity to request and bargain for provisions in their respective interests, the parties agree that any dispute as to the construction of this Contract shall be resolved by interpreting its terms according to their ordinary and every day meaning, and not for or against any party by virtue of its role in negotiating or drafting this Contract and that the rule of "interpretation against the draftsman" shall not apply.

          H.  Good Faith Efforts. For purposes of any provision in this Contract
              ------------------
which requires any party to obtain certain approvals or comply with certain conditions, including, but not limited to, any approvals and conditions under
Section XVIII hereof, such party shall use its good faith efforts to obtain such approvals or comply with such conditions in a timely manner, and the other party shall not act so as to prevent or hinder such efforts. Furthermore, with regard to Section XVIII hereof, HCPC shall cooperate with HELCO's efforts in obtaining a satisfactory PUC order.

          I.  Cooperation between the Parties.  Both HCPC and HELCO shall
              -------------------------------
cooperate with the other party in connection with this Contract and except for pursuing or enforcing its legal rights shall refrain from taking any action or making any statements or representations which may undermine the business activities or reputation of the other party.

          IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

HAWAII ELECTRIC LIGHT COMPANY, INC.


By:  /s/ Edward Y. Hirata
     --------------------------------

     Its  Vice President
          ---------------------------


By:  /s/ Molly M. Egged
     -------------------------------


     Its Secretary
        ----------------------------

HILO COAST POWER COMPANY,
a Division of Brewer Environmental Industries, LLC, a Hawaii Limited Liability Company By Brewer Environmental Industries Holdings, Inc.


By:  /s/ Kent T. Lucien
     --------------------------------

     Its: Vice President
          ---------------------------

                                   EXHIBIT A
                       HCPC POWER PLANT OWNERSHIP TRANSFER
                      -----------------------------------

1. Transfer ownership of the power generating plant, associated equipment, and structures to include, but not be limited to the following:

     A.  Powerhouse (boiler and turbine generator)
     B.  Bagasse storage and handling buildings
     C.  Coal storage area
     D.  Fuel storage area
     E.  Circulating water wells and pipeline
     F.  Circulating water outfalls
     G.  Fresh water well located off-site
     H. Land that Items A-G above are situated on as shown on the attached map. (Location of Item G is not shown.)

2. Obtain easements and rights-of-way to include but not be limited to the following:

     A.  13.8 KV generator feeder from the power plant to the HELCO substation
     B.  Service roads
     C.  Service water line from the fresh water well
     D.  Power supply line for the fresh water well pump

3.   Sever interconnections with plantation facilities, for the following items:

     A.  2.4 KV distribution system
     B.  Domestic utilities (water, sanitary sewer, power, etc.)
     C.  Service utilities (air, steam, etc.)

4. HCPC should obtain all government approvals and proper subdivision of the affected property prior to transfer of ownership. (Note: Coal storage area is situated on a parcel zoned for residential use.)

5. Equipment included in paragraph 1 above is described in greater detail on the attached page A3.

                                   EXHIBIT A

                      HCPC POWER PLANT OWNERSHIP TRANSFER
                      -----------------------------------


A map of the land that items 1A-G are situated on.

                     HCPC  POWER  PLANT OWNERSHIP TRANSFER
                               LIST OF EQUIPMENT

Number
of Units                         Description
-------                          -----------

   5      Air Compressors, Instrument Air Dryer, Air Tank and Miscellaneous
          Tanks

   4 Demineralize Chemical Treatment Pumps, Fuel Oil Heating, Pumping and Storage and Condensate Tanks

   Misc   Piping, Superstructure, Support Steel and Bridge Crane

   8 Minor Component Group Consisting of Rotary Seal Valves, Pressure Control Valves, Fiberglass Tank, Kittrell Silencer Check Valves and L.D. Fan Coupling

   4      Conveying and Storage Equipment for Bagasse and Boiler Ash

   4      Control Instrumentation System and Accessories

   4      Motors for Fans and Boiler Feed Pumps and Auxiliaries

   3      480 V and 2,400 V Load Centers and 13.8 KV Switchgear

   1      Concrete Substructure and Foundations for Boiler and Turbogenerator

   9 20 Mega-Watt DeLaval Turbo-Generator/Condenser, Vacuum Pump, Spare Parts and Cooling Water Heat Exchanger

   1 330,000 lb./hr. 1,250 psig. 825 degree F.T.T. Babcock and Wilcox Boiler and Spare Parts

   5      Boiler Feed Pumps and Drive Turbine, Generator and Feedwater Heater

   1      Fuel Storage Structure

   1      Foundations

   1      Fuel Reclaimers

   9      Fuel Conveyors, Bagasse Plows and Trash Conveyor and Drives

   1      Electrical System

   3      Salt Water Wells Nos. 1, 2 and 3

   1      Fresh Water Well System (off-site) with 6-inch Water Line to Power
          Plant

                                   EXHIBIT B
                       Calculation of Energy Payment Rate


Assumptions:
-----------

HELCO on-peak base ("floor") rate (Prior Contract): $0.0437
HCPC on-peak energy payment rate (Prior Contract): HELCO avoided cost
HCPC on-peak base ("floor") rate (this Contract): $0.0541 (rounded to $0.054 for illustration purposes)
HCPC on-peak energy payment rate (this Contract): formula reflecting two-thirds of the increase/decrease between quarterly avoided cost figures

HELCO on-peak filed avoided energy cost payment rates:

    First year                     1st quarter        $0.054
                                   2d quarter         $0.057
                                   3d quarter         $0.060
                                   PUC approval
                                   4th quarter        $0.063
    Second year                    1st quarter        $0.057
                                   2d quarter         $0.051
                                   3d quarter         $0.053
                                   4th quarter        $0.057

HCPC on-peak energy payment rates:
---------------------------------

    First year                     1st quarter        $0.054
                                   2d quarter         $0.057
                                   3d quarter         $0.060
                                   PUC approval       $0.058 (1)
                                   4th quarter        $0.060
    Second year                    1st quarter        $0.056
                                   2d quarter         $0.054 (2)
                                   3d quarter         $0.054 (3)
                                   4th quarter        $0.056 (4)

(l) Immediate adjustment upon PUC approval, to reflect sharing formula

(2) Due to floor

(3) Effect of III.B: energy payment rate will not be increased even though HELCO's avoided cost increases, where HELCO's avoided cost for both the current and prior quarter are less than or equal to the floor

(4) Effect of III.B: where HELCO's avoided cost increases and the current quarter's avoided cost is above the floor but the prior quarter's avoided cost is below the floor. HCPC's energy payment is increased but only to the extent of two-thirds the difference between the floor and the current quarter's avoided cost.


                                      B-1